Exhibit 10.4

THIRD AMENDMENT TO

AGREEMENT OF LIMITED PARTNERSHIP OF

AMERICAN HOMES 4 RENT, L.P.

DESIGNATION OF SERIES D CONVERTIBLE UNITS

June 10, 2013

Pursuant to Section 4.2 and Section 14.1.B of the Agreement of Limited Partnership of American Homes 4 Rent, L.P., as amended (the “Partnership Agreement”), the General Partner hereby amends the Partnership Agreement as follows in connection with the issuance to American Homes 4 Rent, LLC (“AH LLC”) of Series D Convertible Units (as defined below) of American Homes 4 Rent, L.P. (the “Partnership”), which are being issued together with Series E Convertible Units of the Partnership, in exchange for (1) the contribution by AH LLC of its membership interest in each of American Homes 4 Rent Advisor, LLC, and American Homes 4 Rent Management Holdings, LLC, to the Partnership; (2) the contribution by AH LLC of certain of its intellectual property to the Partnership; (3) certain modifications of the Agreement on Investment Opportunities, dated as of November 21, 2012, by and between AH LLC and American Homes 4 Rent, a Maryland real estate investment trust (the “REIT”); (4) certain modifications to the Series C Convertible Units of the Partnership to release restrictions against the pledging of certain properties previously contributed by AH LLC to the Partnership; (5) certain rights to register with the U.S. Securities and Exchange Commission certain Class A common shares of beneficial interest of the REIT held by AH LLC; and (6) other good and valuable consideration as set forth in the Contribution Agreement dated as of May 28, 2013 by and among AH LLC, the REIT and the Partnership (the “Contribution Agreement”).

1. Designation and Number. A series of Partnership Units designated the “Series D Convertible Units” is hereby established. The number of authorized Series D Convertible Units shall be 4,375,000.

2. Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Partnership Agreement. The following defined terms used in this amendment to the Partnership Agreement (the “Third OP Amendment”) shall have the meanings specified below:

“Adjusted FFO per Class A Share” means:

1.	Net income or loss computed in accordance with GAAP, adjusted as follows:

a.	exclude gains or losses on sale of depreciable real estate assets,

b.	exclude extraordinary gains or losses (as defined by GAAP),

c.	exclude cumulative effect of a change in accounting principles,

d.	exclude impairment write-down of depreciable real estate assets,

e.	include the greater of:

i.	actual capital expenditures for post-acquisition and initial renovation costs,

ii.	$0.25 per annum per square foot of the Company’s portfolio (measured on a pro rata basis for assets acquired in the measurement period),

f.	exclude depreciation and amortization expenses,

g.	exclude acquisition costs expensed,

h.	exclude charges for non-cash (stock based) incentive compensation paid pursuant to performance criteria established by the REIT’s compensation committee,

i.	exclude charges for non-cash changes to the carrying value of assets, liabilities and equity items, and

j.	include adjustments for unconsolidated partnerships and joint ventures on the same basis as the above;

divided by,

2.	the number of Class A Shares outstanding assuming all securities that can convert, directly or indirectly, into Class A Shares, including, without limitation, all Class B Shares, Series C Convertible Units, Series D Convertible Units and Series E Convertible Units, have converted into Class A Shares.

“Class A Shares” means the Class A common shares of beneficial interest of the REIT.

“Class A Units” means the Partnership’s Class A Units.

“Class A Unit Distribution Payment Date” means the date on which distributions on Class A Units are paid.

“Class B Shares” means the Class B common shares of beneficial interest of the REIT.

“Class B Units” means the Partnership’s Class B Units.

“Conversion Date” means the effective date of the conversion of Class D Convertible Units into Class A Units (or Class B Units as provided in Section 7).

“Distribution Record Date” shall have the meaning provided in Section 5(a).

“Internalization Transactions” means the transactions contemplated by the Contribution Agreement.

“Liquidating Event” shall have the meaning provided in the Partnership Agreement.

“Partial Distribution Period” means a distribution period ending on a Series D Unit Distribution Payment Date with respect to Series D Convertible Units that is shorter than the distribution period ending on the same date that is also a Class A Unit Distribution Payment Date with respect to Class A Units.

“Series C Convertible Units” means the Series C Convertible Units of the Partnership.

“Series D Unit Distribution Eligibility Date” shall have the meaning provided in Section 5(a).

“Series D Unit Distribution Payment Date” shall have the meaning provided in Section 5(a).

“Series E Convertible Units” means the Series E Convertible Units of the Partnership.

3. Maturity. The Series D Convertible Units have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

4. Priority. Subject to the provisions of this Third OP Amendment, upon liquidation, dissolution or winding up of the Partnership, the Series D Convertible Units shall not be entitled to any proceeds from a Liquidating Event.

5. Distributions.

(a) Holders of Series D Convertible Units are not entitled to any distributions from the Partnership prior to the date that is thirty (30) months from the date of issuance of the Series D Convertible Units (the “Series D Unit Distribution Eligibility Date”). Subject to the preferential rights of holders of any class or series of Partnership Units expressly designated as ranking senior to the Series D Convertible Units as to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership, commencing on the Series D Unit Distribution Eligibility Date, holders of Series D Convertible Units shall be entitled to receive, when, as and if authorized by the General Partner and declared by the Partnership, solely out of funds of the Partnership legally available for payment of distributions, cash distributions per Series D Convertible Unit equal to 70.0% of the cash distribution declared by the General Partner with respect to the Class A Units as calculated on a per unit basis. The amount of any distribution payable on the Series D Convertible Units for any Partial Distribution Period will be prorated and computed on the basis of twelve 30-day months and a 360-day year. Distributions on the Series D Convertible Units shall be payable in arrears at least quarterly on each Class A Unit Distribution Payment Date (each, a “Series D Convertible Unit Distribution Payment Date”); provided, however, if any Series D Convertible Unit Distribution Payment Date is not a business day, then the distribution which would otherwise have been payable on such Series D Convertible Unit Distribution Payment Date may be paid on the next succeeding business day with the same force and effect as if paid on such Series D Convertible Unit Distribution Payment Date, and no interest or additional distributions or other sums shall accrue on the amount so payable from such Series D Convertible Unit Distribution Payment Date to such next succeeding business day. “Business day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required to close. A “distribution period” shall mean the period commencing from, and including, the Series D Convertible Unit Distribution Payment Date to, but excluding, the next succeeding Distribution Payment Date. The initial distribution period shall be the period (i) (A) from, and including, the Series D Unit Distribution Eligibility Date with respect to the Series D Convertible Units issued on the date of this Third OP Amendment, and (B) to, but excluding, the first Class A Unit Distribution Payment Date following the Series D Unit Distribution Eligibility Date, and (ii) (A) from, and including, February 29, 2016 with respect to any Series D Convertible Units issued upon redemption of Series E Convertible Units, and (B) to, but excluding, March 31, 2016. Distributions will be payable in arrears to holders of record of the Series D Convertible Units as they appear on the records of the Partnership at the close of business on the applicable record date, which shall be the last business day of the calendar quarter prior to the applicable Series D Convertible Unit Distribution Payment Date or such other date designated by the General Partner of the Partnership for the payment of distributions that is not more than 90 nor less than ten days prior to such Series D Convertible Unit Distribution Payment Date (each, a “Distribution Record Date”).

(b) No distributions on the Series D Convertible Units shall be authorized by the General Partner or declared, paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the General Partner or the Partnership, including any agreement relating to the indebtedness of any of them, prohibits such authorization, declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(c) Notwithstanding anything to the contrary contained herein, distributions on the Series D Convertible Units will accrue whether or not the restrictions referred to in Section 5(b) exist, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized or declared.

(d) When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) on the Series D Convertible Units, all distributions declared on the Series D Convertible Units shall be declared pro rata so that the amount of distributions declared per Series D Convertible Unit shall in all cases bear to each other the same ratio that accrued distributions per Series D Convertible Unit bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series D Convertible Units which may be in arrears.

(e) Holders of Series D Convertible Units shall not be entitled to any distribution, whether payable in cash, property or units of the Partnership, in excess of full cumulative distributions on the Series D Convertible Units as provided above. Any distribution made on the Series D Convertible Units shall first be credited against the earliest accrued but unpaid distributions due with respect to such units which remains payable. Accrued but unpaid distributions on Series D Convertible Units will accumulate as of the Series D Convertible Unit Distribution Payment Date on which they first become payable.

(f) For the avoidance of doubt, in determining whether a distribution (other than upon voluntary or involuntary liquidation) by distribution, redemption or other acquisition of the Partnership Units is permitted under Delaware law, no effect shall be given to the amounts that would be needed, if the Partnership were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of Partnership Units whose preferential rights are superior to those receiving the distribution.

6. Voting Rights. The Series D Convertible Units will not have any voting rights.

7. Conversion. The Series D Convertible Units are not convertible or exchangeable for any other property or securities, except as provided herein. The Series D Convertible Units shall automatically convert, on a one-for-one basis, into Class A Units in the Partnership (or Class B Units in the Partnership if the Conversion Date is on a date other than a Class A Unit Distribution Payment Date), effective as of the later of:

(a)	Thirty (30) months from the date of issuance of the Series D Convertible Units; and

(b)	The earlier of:

i.	The date on which Adjusted FFO per Class A Share of the REIT (as calculated on a fully diluted basis) equals or exceeds $0.80 when aggregated over any four consecutive calendars quarters following the closing date of the Internalization Transactions; or

ii.	The date on which the daily closing price of the REIT’s Class A Shares on the New York Stock Exchange has averaged $18.00 or greater for any two consecutive calendar quarters following the closing date of the Internalization Transactions.

8. Allocation of Profit and Loss. Allocations of the Partnership’s items of income, gain, loss and deduction shall be allocated among holders of Partnership Units as provided in the Partnership Agreement, except that:

(a) for each taxable year (or portion thereof), Net Income (or items thereof) shall be allocated to the holders of the Series D Convertible Units until the holders of the Series D Convertible Units have received cumulative allocations of Net Income (or gross income, as necessary) equal to the distributions actually paid to the holders of the Series D Convertible Units during such taxable year (or portion thereof).

(b) for each taxable year (or portion thereof), no Net Losses (or items thereof) shall be allocated to holders of the Series D Convertible Units.

(c) Immediately prior to the conversion of Series D Convertible Units into Class A Units (or Class B Units) as provided in Section 7 above, a revaluation will be required pursuant to Section 1.D of Exhibit B of the Partnership Agreement, and Net Income (or items thereof) or Net Losses (or items thereof), as applicable, will be allocated among the holders of the Series D Convertible Units, the holders of Class A Units and the holders of Class B Units in an amount necessary to cause the capital accounts of the holders of the Series D Convertible Units to equal the capital accounts of the holders of Class A Units and the holders of Class B Units as calculated on a per unit basis.

9. Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.

IN WITNESS WHEREOF, the undersigned has executed this Third OP Amendment as of the date first set forth above.

GENERAL PARTNER:

AMERICAN HOMES 4 RENT

By:	/s/ Matthew J. Hart
Name: Matthew J. Hart
Title: Chairman of the Special Committee of the Board of Trustees